Exhibit 10.3

BOARD NOMINATION RIGHTS AGREEMENT

THIS BOARD NOMINATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2021 (the “Effective Time”), by and among SOC Telemed, Inc., a Delaware corporation (the “Company”), and Christopher Gallagher, M.D. (the “Designee”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Purchase Agreement (as defined below).

WHEREAS, in connection with, and in consideration of, the transactions contemplated by that certain Membership Interest and Stock Purchase Agreement dated as of March 26, 2021 (the “Purchase Agreement”), by and among the Company, Access Physicians Management Services Organization, LLC (“Access Physicians”), HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, pursuant to which the Company will, among other things, acquire Access Physicians (such collective transactions, the “Acquisition”);

WHEREAS, pursuant to the terms of the Purchase Agreement, the Designee, in his capacity as a Seller, will receive as consideration at the Closing of the Acquisition an aggregate of 3,316,679 shares (the “Designee Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company; and

WHEREAS, in furtherance of the foregoing, the Company and the Designee desire to enter into this Agreement to provide for the initial appointment of the Designee to the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article I

BOARD REPRESENTATION

Section 1.1 Board Nomination Right.

(a) As promptly as reasonably practicable (and in no event later than ten (10) Business Days) following the Effective Time, the Company will take all necessary action to increase the size of the Board by one director and appoint the Designee as a Class I Director (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) to fill the vacancy thereby created. The appointment of the Designee will be subject to the completion by the Designee of customary director onboarding documentation, including completion of a background check that is acceptable to the Nominating and Corporate Governance Committee of the Board (or any successor thereto) acting in good faith. As a condition to the Designee’s appointment to the Board and nomination for election as a Class I Director at the Company’s annual meetings of stockholders (A) the Designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their Affiliates and Representatives in a proxy statement or other filings under applicable Law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the Designee; (B) the Designee must be qualified to serve as a director of the Company under the General Corporation Law of the State of Delaware (“DGCL”) to the same extent as all other directors of the Company; (C) the Designee must satisfy the requirements set forth in the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Insider Trading Policy, in each case as currently in effect (the “Specified Guidelines”) with such changes thereto (or such successor policies) as are applicable to all other directors, as are adopted in good faith by the Board, and do not by their terms adversely impact the Designee relative to all other directors (for the avoidance of doubt, the Designee shall not be required to qualify as an independent director under applicable stock exchange rules and federal securities Laws); and (D) the Designee must execute and deliver to the Company an irrevocable resignation letter in the form attached hereto as Exhibit A pursuant to which the Designee’s resignation shall become effective upon the circumstances set forth therein (the “Resignation Letter”).

(b) From and after the Effective Time until the termination of this Agreement in accordance with Section 3.1, and subject to the terms and conditions of this Section 1.1 and applicable Law, the Company agrees to include the Designee in its slate of nominees for election as directors of the Company at each of the Company’s meetings of stockholders or action by written consent at which Class I Directors are to be elected and use its reasonable efforts to cause the election of the Designee to the Board (for the avoidance of doubt, the Company will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent).

(c) At all times while serving as a member of the Board (and as a condition to such service), the Designee shall comply with all policies, codes and guidelines applicable to Board members, including keeping confidential all non-public information provided to or obtained by the Designee by reason of his position as a director of the Company in accordance with fiduciary duties, applicable Law and all applicable Board policies, codes and guidelines, including without limitation the Specified Guidelines. The Designee acknowledges that he is aware that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. The Designee agrees that neither he nor any of his Representatives will use or communicate any material non-public information regarding the Company in violation of such laws.

(d) The Company shall indemnify the Designee in his capacity as a director of the Company on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Designee than the indemnity agreements entered into between the Company and its other employee directors.

(e) For so long as the Designee serves as a director on the Board, the Company (i) shall provide the Designee with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors on the Board and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting the Designee as and to the extent consistent with applicable Law, including but not limited to any rights contained in the governing documents of the Company (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(f) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Designee serves as a director on the Board, maintain such directors’ and officers’ liability insurance coverage with respect to the Designee; provided, that upon removal or resignation of the Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to the Designee for a period of not less than six (6) years from any such event in respect of any act or omission of the Designee occurring at or prior to such event.

Article II

STANDSTILL PROVISIONS

Section 2.1 Transfer Restrictions.

(a) The Designee agrees that, without the prior written consent of the Company, the Designee shall not, and shall not cause or direct any of his Affiliates to, during the period commencing on the Resignation Date and continuing to and including the date that is three (3) months after the Resignation Date (such period, the “Restricted Period”), (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Class A Common Stock, or any options or warrants to purchase any shares of Class A Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares, including the Designee Shares, or Derivative Instruments now owned or hereafter acquired by the Designee; (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Designee or someone other than the Designee), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Class A Common Stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”); or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The Designee represents and warrants that he is not, and has not caused or directed any of his Affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Restricted Period.

(b) The Designee agrees and consents to the entry during the Restricted Period of stop transfer instructions with the Company’s transfer agent and registrar against any Transfer of the Designee’s shares of Class A Common Stock, including the Designee Shares, except in compliance with the foregoing restrictions.

(c) The Designee agrees that, to the extent that the terms of this Section 2.1 conflict with or are in any way inconsistent with any prior investor rights agreement, prior registration rights agreement, prior market standoff agreement or any other prior lock-up or similar prior agreement, including the Purchase Agreement, to which the Designee and the Company may be a party, the provisions of this Section 2.1 supersede such prior agreement.

Article III

MISCELLANEOUS

Section 3.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest to occur after the date of this Agreement of either of the following events: (i) the Designee ceases to beneficially own at least seventy-five percent (75%) of the Designee Shares and (ii) the employment of the Designee is terminated by his applicable employer within the Company group for any reason (each such event, a “Resignation Event”); provided, however, notwithstanding anything to the contrary herein, the provisions set forth in Section 2.1 and this Section 3.1 shall remain operative and survive the termination of this Agreement; provided, further, that, notwithstanding the occurrence of a Resignation Event, the Designee shall not be obligated to resign from the Board and the Resignation Letter shall not become effective unless and until the Board (by action of a majority of the directors (other than the Designee) then serving on the Board) requests in writing that the Designee resigns as a director of the Company (such time of the Board’s such written request, the “Resignation Date”).

Section 3.2 Class A Common Stock Measurement. Notwithstanding anything herein to the contrary, all measurements and references in this Agreement related to the Class A Common Stock shall be appropriately adjusted for stock splits, stock combinations, stock reclassification, stock distributions and the like.

Section 3.3 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Purchase Agreement (with any notices, requests and other communications directed to (a) the Designee to be given in the manner to be provided to the Seller Representative in Section 11.1 of the Purchase Agreement and (b) to the Company to be given in the manner to be provided to Buyer in Section 11.1 of the Purchase Agreement).

Section 3.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 3.5 Binding Effect; Assignment. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on all successors and permitted assigns of the parties hereto.

Section 3.6 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 3.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 3.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.9 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 3.9. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 3.10 Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to seek to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore.

Section 3.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 3.12 Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of each of the parties hereto, and any amendment, modification or supplement so effected shall be binding on each of the parties hereto.

Section 3.13 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 3.14 Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 3.15 Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 3.16 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

COMPANY:

SOC TELEMED, INC.

By:	/s/ John W. Kalix
	Name:	John W. Kalix
	Title:	Chief Executive Officer

DESIGNEE:

/s/ Christopher Gallagher, M.D.
Christopher Gallagher, M.D.

[Signature Page to Board Nomination Rights Agreement]

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__________], 2021

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, VA 20190
Attention: Corporate Secretary

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(a) of the Board Nomination Rights Agreement, dated as of [__________], 2021 (the “Agreement”), by and between SOC Telemed, Inc. (the “Company”) and the undersigned. If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing (by action of a majority of the directors (other than myself) then serving on the Board) that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve, such resignation effective as of the time of the Board’s such written request.

This resignation may not be withdrawn by me at any time.

Sincerely,

Christopher Gallagher, M.D.